Exhibit 10.17

ORACLE PARTNERNETWORK

EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT

This Embedded Software License Distribution Agreement (“agreement”) includes the terms and definitions set out below and any orders and/or monthly reports you submit. This agreement is not effective until accepted by Oracle. If accepted, Oracle will notify you and the terms of this agreement will govern.

A.	Agreement Definitions

“You” and “your” refer to the entity that has entered into this agreement with Oracle USA, Inc. (“Oracle”) to distribute Oracle’s programs with your application program. “You” and “your” also refer to your majority owned subsidiaries. You warrant that you have the authority to bind your majority owned subsidiaries to the terms of this agreement and any applicable order with Oracle and/or report and further warrant that you shall be responsible for a breach of such terms by your majority owned subsidiaries.

The term “application package” refers to your application program into which the programs are embedded, and that is distributed to an end user. You must complete a separate application package registration form for each application package.

The term “application program” refers to an application program or physical device developed by you specified in the applicable application package registration form which is developed to run on the programs and complies with the following requirements: (1) the application program or physical device must be generally commercially available to commercial customers; (2) the application program or physical device must be accompanied by end user documentation; and (3) the application program or physical device must be commercially available to multiple end users and must not be intended for the exclusive use of a specific end user or group.

The term “distribution rights” refers to the right to distribute the programs to an end user embedded with the application package defined in an application package registration form in accordance with the terms of this agreement.

The term “embedded” refers to the following requirements, with which the application package must comply:

(i) The programs must be packaged, installed, and configured as an integrated component on the application program’s product media or set of media. When loading the software, the application software must launch the programs silently. If the Oracle Universal Installer (OUI) is available as an installer for one or more of the programs then those programs must be installed by the OUI in silent mode. The application package must include pre-set configurations for the programs you are embedding. The end user must not be permitted to install or configure the programs separately and independently from the application package;

(ii) The application program must be designed and developed by you to eliminate program administration tasks by the end user by including all program administration functions within the application program. You may not customize the application package for a single end user or a group of end users. All administration scripts including startup, shutdown, and backup are to be provided by you within the application program. The end user must not be permitted to access the programs directly but rather only through the application program;

(iii) All information from the programs must be accessed by the end user either through prepackaged reports, or add hoc reports that are developed by you, and included in the application package, which do not require or permit the end user to navigate the underlying data schema. If you include Oracle or third party reporting tools in the application package, such tools must be embedded in the application package pursuant to the terms of this agreement;

(iv) If the application package must interface with another application or database, the end user is not permitted to directly access the database or use Oracle-supplied APIs to establish the transfer of data. To transfer data, you must set up predefined APIs unique to the application package and management of the data transfer must be done through the application program;

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities Exchange Commission.

(v) If you include Oracle or third party database tools in the application package, such tools must be embedded in the application package pursuant to the terms of this agreement. The end user may not be permitted to use such tools to access the programs directly, rather all access must be provided by you within the application program;

(vi) You may embed Internet Application Server Java Edition with your application program under the terms of this agreement at no charge only if your application package uses the OC4J J2EE Server as a component of your application package;

(vii) Program upgrades must be certified and distributed as a component of the application package and the end user shall be unable to upgrade the database or other Oracle program technology versions as a separate component;

(viii) As you deem necessary, you will provide customer service, support, and education for all program operations to the end user. If you discontinue providing customer service, support, or education for your application package to the end user, Oracle will not be obligated to provide ongoing service, support, or education to the end user. You will notify Oracle of your intention to discontinue any support services provided by you to the end user;

(ix) Only you can access the programs directly for purposes of technical assistance to your end user and such access is limited to providing technical assistance, including troubleshooting, problem resolution, and support assistance. You shall not provide remote or onsite program administration tasks on behalf of the end user that are otherwise prohibited under the terms of this agreement;

(x) The embedded programs and the application program must be priced together on your standard price list and on the end user’s invoice as the price of the application package, and must not be distributed separately; and

(xi) The application program(s) described on the applicable application package registration form and with which the programs are embedded must not be distributed under any other Oracle distribution agreement.

The term “end user” refers to a third party that is licensed to use the application program with the embedded programs for its own internal business operations subject to the terms of an end user license agreement as further provided for in this agreement.

The term “end user license agreement” refers to a legally binding written agreement as further described in Section G.

The term “Oracle Finance Division Contract” refers to a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due to Oracle under this agreement.

The term “Oracle PartnerNetwork” refers to Oracle’s partner program that provides access to specified Oracle services, tools and resources. You can access the Oracle PartnerNetwork at http://partner.oracle.com.

The term “Partner Ordering Policy” refers to Oracle’s Partner Ordering Policy in effect at the time a report is submitted to Oracle which is incorporated into this agreement and is subject to change at Oracle’s discretion. You may access the current version of the Partner Ordering Policy at http://partner.oracle.com (log in, select Membership / Agreements & Policies).

The term “programs” refers to the software products owned or distributed by Oracle and set forth on the Oracle Embedded Product and Royalty Matrix which you acquire pursuant to an Oracle PartnerNetwork Agreement with Oracle for development purposes and which you are permitted to distribute to an end user embedded with the application package as provided in this agreement, including program documentation and any program updates acquired through technical support. The term “programs” does not include any Oracle programs which are not included on the Oracle Embedded Product and Royalty Matrix. You may access the Oracle Embedded Product and Royalty Matrix at http://partner.oracle.com (log in, select Membership / Agreements & Policies).

The term “program documentation” refers to the program user manual and program installation manuals. Program documentation for the programs you distribute is delivered with the programs, or the documentation may be accessed online at http://oracle.com/contracts.

The term “services” refers to technical support or other services which you have ordered.

The term “technical support” consists of annual technical support services for the programs as defined in Oracle’s technical support policies in effect at the time such technical support is ordered.

B.	Distribution Rights

You must be a member of the Oracle PartnerNetwork in order to distribute programs. Oracle grants you a nonexclusive, nontransferable right to (a) to duplicate the programs for which you have received a development license under an Oracle PartnerNetwork Agreement between you and Oracle and (b) to distribute such programs to end users as part of the application package. The programs must be embedded with your application program and distributed with your application program and cannot be provided separately. Prior to distributing programs, you must obtain an order from the end user for the programs, which order and programs shall be subject to a valid end user license agreement. Each distributed embedded program must be used only for the internal business operations of the end user and must be used only in conjunction with the application package. Each distributed embedded program shall be subject to the terms of this agreement and the terms provided in the end user license agreement. You may distribute the application package to yourself or your affiliated entities and you or such entity shall be considered an end user under this agreement provided that (1) the total fees paid to Oracle for such distribution do not exceed 20% of the total fees paid to Oracle under this agreement, (2) you comply with the requirements of Section G (License Agreement), and (3) you report such distribution in accordance with Section F (Reporting). Oracle shall inform you of any notices that are related to third party software components (including open source software) that are included in a program and that Oracle is required to distribute with such programs. These notices shall be provided to you in at least one of the following ways, at Oracle’s sole discretion: (a) automatically installed with the programs; (b) in the program documentation; or (c) via a supplemental list. You shall reproduce all third party notices in an appropriate location in the application package and/or in its related documentation, as required by the applicable notices or as otherwise directed by Oracle. You must provide the following legend on the sign on screen of the application package, or if the application package is a physical device, you must provide the legend on the label for the media containing the programs and your application program: “The programs included herein are subject to a restricted use license and can only be used in conjunction with this application.”

Oracle may request that you acquire any third party, royalty-free license offered generally to the public that Oracle, in its reasonable discretion, determines may be necessary to avoid a claim of infringement for distribution of any program or other Oracle software either by Oracle or by you under the terms of this agreement. In the event you fail to acquire such license, Oracle may terminate this agreement with respect to the relevant program(s) and/or other software on thirty (30) days written notice, and whether or not this agreement is terminated, Oracle shall have no obligation to indemnify you under Section J (Indemnification) for any claim of infringement that would have been avoided by the acquisition of such license.

C.	Trial Licenses

Oracle grants you a nonexclusive right for you and your distributors to distribute trial licenses of the application package to no more than 50 end users, at any one time, for the end users’ own internal evaluation purposes (and not for development, prototype, training or technical support purposes) pursuant to section G, License Agreement, below. Trial licenses shall be for 30 days and shall be subject to the terms of this agreement and the terms provided in the order. If your end users want to use a trial license for more than 30 days, then they must obtain an appropriate license and pay the appropriate fees. You must pay Oracle a fee for any trial licenses that you distribute that extend for more than 30 days. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or any warranties for these programs.

D.	Distributors

You may appoint distributors to distribute the programs embedded with your application package as provided under the terms of this agreement. Distributors have no right to make copies of the programs and shall obtain all programs from you. Each distributor must be subject to a legally binding written agreement between you and the distributor that (a) grant the rights for the distributor to distribute the application package to end users, (b) contains or incorporates provisions which are equivalent to the terms of this agreement, and (c) permits you to audit your distributors’ activities under such agreement and report such activities to Oracle or assign your right to audit the distributors’ activities to Oracle. In addition, the agreement with your distributors shall require the distributors to distribute the application package subject to terms that are consistent with the terms of this agreement. Any distribution of the application package by your distributors shall be subject to an end user license agreement between you and the end user as set forth in Section G (License Agreement) of this agreement. You shall keep executed distributor agreements for Oracle to inspect upon request. You shall defend and indemnify Oracle from all claims and for all damages arising out of the activities of your distributors.

E.	Ownership and Restrictions

Oracle or its licensors retain all ownership and intellectual property rights to the programs. Oracle retains all ownership and intellectual property rights to anything developed by Oracle and delivered to you resulting from the services. Each end user may make a sufficient number of copies of each program for the licensed use and one copy of each program media.

Third party technology may be necessary for use with some Oracle programs and is specified in the program documentation; specific files (which are identified in the program documentation) of such third party technology (collectively the “Open Source Technology”) may be included on the same medium or as part of the download of Oracle programs you receive, but is licensed under the Mozilla Public License, Common Public License, GNU Lesser General Public License, Netscape Public License or similar royalty-free/open source license (collectively, the “Open Source Licenses”).

This agreement does not modify or abridge any rights or obligations you may have in Open Source Technology under applicable Open Source Licenses; however, to the extent that Open Source Technology is incorporated into an Oracle program, your rights and remedies under this agreement with respect to such Open Source Technology (i.e. indemnification) shall apply, but only for your use of the Oracle program that is in compliance with the terms of this agreement and with the terms of any relevant Open Source License. Any use of Open Source Technology outside of your licensed use of applicable Oracle programs is subject to the rights and obligations under such third party technology’s Open Source License. Open Source Technology programs that are separate from Oracle programs are provided as a courtesy to you and are licensed solely under the relevant Open Source License. Any distribution by you of code licensed under an Open Source License, whether alone or with the Oracle program, must be under the Open Source License.

You may not:

•	duplicate and/or distribute the programs unless embedded with the application package;

•	use the programs except as expressly provided in this agreement;

•	remove or modify any program markings or any notice of Oracle’s or its licensors proprietary rights;

•

rent, lease, or timeshare the programs, or provide subscription services for the programs, or permit your end user to do so (unless Oracle expressly permits such access for the specific program license the end user has acquired), or distribute the programs in any manner except as provided under this agreement;

•

cause or permit reverse engineering (unless required by law for interoperability), disassembly, or decompilation of the programs (the foregoing prohibition includes but is not limited to review of data structures or similar materials produced by programs);

•	disclose results of any program benchmark tests without Oracle’s prior written consent;

•	engage in any conduct that may be detrimental to Oracle or to the programs;

•	enter into any agreement which requires you to take any actions that are in conflict with the terms of this agreement;

•	permit end users to install the programs separately and independently from the application package; or

•	provide end users access to, or permit end users to make use of any program APIs supplied by Oracle.

Oracle reserves any rights not expressly granted to you under this agreement.

F.	Reporting

In connection with your distribution activities under this agreement, you shall submit monthly reports for programs distributed with the application package to Oracle in accordance with the Partner Ordering Policy. You should review the Partner Ordering Policy prior to submitting a report. Your monthly report must be complete when submitted to Oracle and may not (a) require any concessions (including requiring Oracle to perform any obligations or to incur any liability not set forth in your monthly report) or (b) be changed after it is submitted to Oracle.

Upon request, you will provide Oracle with a copy of the complete end user license agreement including any addenda or amendments thereto, and any ordering documents or purchase agreements between you and the end user related to the order, with any pricing information or any other information reasonably deemed confidential or proprietary removed because the copy(ies) you provide Oracle will not be considered confidential information. At a minimum you must provide information related to the programs, including but not limited to, the end user’s name, the programs distributed, the number of users, the license levels, the license grant to the end user, any definitions related to licensing metrics, the date of the order, and any other information reasonably requested by Oracle.

Where the acquisition of programs and/or technical support is financed or leased, then you will comply with Oracle’s financing and leasing policies which can be accessed at http://partner.oracle.com (log in, select Membership / Agreements & Policies).

G.	License Agreement

It is your responsibility to ensure that any distribution of the programs and/or services to an end user is subject to a legally binding end user license agreement for the programs and/or services that you distribute to the end user. The end user license agreement must, at a minimum:

(1)	restrict use of the programs to the scope of the application package and to the internal business operations of the end user;

(2)	prohibit (a) the transfer of the programs except for temporary transfer in the event of computer malfunction if the application package embeds the programs in a physical device; (b) the end user from assigning, giving, or transferring the programs and/or any services ordered or an interest in them to another individual or entity (and if your end user grants a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services); (c) timesharing, service bureau, subscription service, or rental use of the programs; and (d) title to the programs from passing to the end user or any other party;

(3)	prohibit the reverse engineering (unless required by law for interoperability), disassembly or decompilation of the programs and prohibit duplication of the programs except for a sufficient number of copies of each program for the end user’s licensed use and one copy of each program media;

(4)	disclaim, to the extent permitted by applicable law, Oracle’s liability for any damages, whether direct, indirect, incidental, or consequential, arising from the use of the programs;

(5)	require the end user, at the termination of the agreement, to discontinue use and destroy or return to you all copies of the programs and documentation:

(6)	prohibit publication of any results of benchmark tests run on the programs;

(7)	require the end user to comply fully with all relevant export laws and regulations of the United States and other applicable export and import laws to assure that neither the programs, nor any direct product thereof, are exported, directly or indirectly, in violation of applicable laws;

(8)	notify the end user that the programs are subject to a restricted license and can only be used in conjunction with the application package and that the end user is not permitted to modify the programs;

(9)	not require Oracle to perform any obligations or incur any liability not previously agreed to between you and Oracle;

(10)	permit you to audit your end user’s use of the programs and report such use to Oracle or to assign your right to audit the end user’s use of the programs to Oracle;

(11)	designate Oracle as a third party beneficiary of the end user license agreement;

(12)	exclude the application of the Uniform Computer Information Transactions Act; and

(13)	inform the end user that some programs may include source code that Oracle may provide as part of its standard shipment of such programs, which source code shall be governed by the terms of the end user license agreement.

You may allow your end users to permit agents or contractors (including, without limitation, outsourcers) to use the programs on their behalf for the purposes set forth in the end user license agreement, subject to the terms of such agreement provided that such end users are responsible for such agents and contractors compliance with the end user license agreement in such use. You shall be financially responsible for all claims and damages to Oracle caused by your failure to include the required contractual terms set forth above in each end user license agreement between you and an end user. Oracle is a third party beneficiary of any end user license agreement between you and the end user, but does not assume any of your obligations thereunder, and you agree that you will not enter into any end user license agreement that excludes Oracle as a third party beneficiary.

You agree to inform Oracle promptly if you are aware of any breach of an end user license agreement. You agree to enforce the terms of an end user license agreement between you and an end user if Oracle requests you to do so to protect its interest, or, at Oracle’s request, to assign to Oracle or its designee the right to enforce such agreement.

H.	Fees and Taxes

You may place an order or submit a monthly report for programs and/or services with Oracle. You agree to pay Oracle a fee for each order placed for programs and/or services ordered and/or distributed under this agreement, as specified in the applicable order with Oracle and/or report. You also agree to pay Oracle a fee for every application package with which the programs are embedded regardless of an end users prior possession or pre-existing license of these programs unless you are shipping only an updated version of the application package as part of your technical support service for which you are paying technical support fees to Oracle as specified herein. You will not be relieved of your obligation to pay any fees owed to Oracle by the nonpayment of such fees by your end user. You are free to determine the fees charged to an end user for program licenses and services. At your option, fees payable to Oracle for programs distributed to end users with the application package will be equal to either option (a) 20% of the applicable license fee for each individual program based on the Oracle Technology global price list in effect at the time you issue a quote or option (b) the percentage shown in Oracle’s Embedded Product and Royalty Matrix of the applicable standard license fee for the application package based on your standard commercial price list in effect at the time you issue a quote, incorporated in this agreement, and such fees owed to Oracle will not take into account any discounts you have offered to your end users.

In addition, with regard to fees for technical support you provide to end users for perpetual or term licenses of the programs, you agree to pay Oracle a technical support fee as set forth in the Oracle Embedded Product and Royalty Matrix. Technical support may be available to the end user on the date you ship the application package, or the date you distribute the application package to the end user, if shipment is not required. If technical support is provided by you to an end user, you must pay technical support fees to Oracle and the term for which you must pay fees to Oracle for such technical support shall begin on the last day of the month in which the application package is shipped, or distributed if shipment is not required, and if renewed, on that date in each subsequent year thereafter. If the end user does not continuously maintain technical support for the application package, you will be required to pay reinstatement fees to Oracle in accordance with Oracle’s current technical support policies if the end user wants to reinstate technical support. Fees for technical support are due and payable annually in advance.

You must select one of the above fee options for each application package by completing the Application Package Registration Form attached hereto and your selection will be in effect for the term of this agreement. If you select option (a), to view the Oracle Embedded Product and Royalty Matrix, you must log into the OPN web site at http://partner.oracle.com (log in, select Membership / Agreements & Policies). It is your responsibility to access the Oracle Embedded Product and Royalty Matrix to obtain current information. If you select option (a), if Oracle’s Embedded Product and Royalty Matrix changes after you issue a valid written quote for program licenses to an end user, for 90 days after the date you submit the quote to the end user, the fee applicable to the programs identified in the quote shall be based on the Oracle Embedded Product and Royalty Matrix in effect on the date you submit the quote. If you select option (b), you will provide Oracle with a copy of your current standard commercial application package price list at least twice a year so that Oracle may verify the fees due and payable to Oracle.

Except as provided herein, all fees payable to Oracle (including fees for annual technical support which you provide to end users) are due within 20 days of the last day of the month in which the application package is distributed to the end user. If you submit a purchase order to Oracle, fees payable under such purchase order are due within 30 days of the date of the purchase order. You also agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered and/or reported, except for taxes based on Oracle’s income. You agree and you will obtain your end users’ agreement that you and your end user have not relied on the future availability of any programs or services in entering into the payment obligations in the applicable order and/or monthly report; however, (a) if you order end user technical support for programs, the preceding sentence does not relieve Oracle of its obligation to provide updates under your ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies and (b) the preceding sentence does not change the rights granted for any program licensed under your order and/or monthly report, per the terms of your order and/or monthly report and this agreement. Oracle reserves the right to check your credit rating periodically during the term of this agreement and to modify these payment terms in the event that there is a material change in your credit rating. Fees listed in this agreement are exclusive of value added tax and/or similar sales taxes. Such taxes shall be charged at the appropriate rate by Oracle in addition to its stated fees and shall be shown separately on the relevant invoice. Upon your submission of an order and/or monthly report to Oracle this payment obligation is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the date your order and/or monthly report is submitted to Oracle.

I.	Warranties, Disclaimers and Exclusive Remedies

Oracle warrants to you that a program will operate in all material respects as described in the applicable program documentation for one year after delivery (i.e. via physical shipment or electronic download) to the end user. You must notify Oracle of any program warranty deficiency within one year after such delivery. Oracle also warrants that services will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the defective services described in the order with Oracle.

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED, OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS.

FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY AND ORACLE’S ENTIRE LIABILITY SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY; OR, IF ORACLE CANNOT SUBSTANTIALLY CORRECT SUCH BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES; OR, IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE DEFICIENT SERVICES.

TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

J.	Indemnification

If a third party makes a claim against you or an end user that any program infringes their intellectual property rights based on your duplication and/or distribution of the programs in accordance with the terms of this agreement. Oracle, at its sole cost and expense, will defend you and the end user against the claim and indemnify you and the end user from the damages, liabilities, costs and expenses awarded by the court to the third party claiming infringement or the settlement agreed to by Oracle, if you do the following:

•	notify the General Counsel, Oracle Legal Department, promptly in writing, not later than 30 days after you receive notice of the claim (or sooner if required by applicable law);

•	give Oracle sole control of the defense and any settlement negotiations; and

•	give Oracle the information, authority, and assistance Oracle needs to defend against or settle the claim.

If Oracle believes or it is determined that any of the programs may have violated a third party’s intellectual property rights based on your duplication and/or distribution of the programs, Oracle may choose to either modify the program to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, Oracle may end the license for the applicable program and refund any fees you may have paid for it and any unused, prepaid technical support fees you have paid for the licenses. Oracle will not indemnify you or an end user if you or an end user alter a program or if you distribute or the end user uses it outside the scope of use identified in the user documentation or if you distribute or an end user uses a version of the program which has been superceded, if the infringement claim could have been avoided by distributing or using an unaltered current version of the program which was provided to you. Oracle will not indemnify you or an end user to the extent an infringement claim is based upon a program not provided by Oracle. Oracle will not indemnify you or an end user to the extent that an infringement claim is based upon the combination of any program with any products or services not provided by Oracle. Oracle will not indemnify you or an end user for infringement caused by you or your end user’s actions against any third party if the Oracle program(s) as delivered to you and distributed by you or used by an end user in accordance with the terms of this agreement would not otherwise infringe any third party intellectual property rights. If a third party makes a claim against Oracle that a program, when used in combination with any product or services provided by you, infringes their intellectual property rights, and such claim would have been avoided by the exclusive use of the program, you will indemnify Oracle. This section provides your exclusive remedy for any infringement claims or damages.

K.	End User Technical Support

You are responsible for providing all technical support services and updates to distributors and end users. Any technical support questions Oracle receives from end users will be referred to you. You shall have the right to provide technical support for the programs to end users, including you or your affiliated entities if you have distributed the application package to you or such entities, provided (a) that you continually maintain your membership in the Oracle PartnerNetwork and maintain annual technical support for the development licenses that you acquire pursuant to your Oracle PartnerNetwork Agreement with Oracle and (b) subject to your payment to Oracle of the applicable annual fees for end user technical support set forth in Section H (Fees and Taxes) below. If you contract to provide or provide technical support services to an end user for an application package, including but not limited to providing any updates to the programs, then you must report such services to Oracle in accordance with Section F (Reporting) above and pay the applicable end user technical support fee. Technical support is effective upon shipment or delivery by you to the end user, or if shipment or delivery is not required, upon the effective date of the order with Oracle, unless otherwise stated in your order with Oracle. If your order was placed through the Oracle Store or other online ordering system, the effective date is the date your order was accepted by Oracle.

Upon expiration of this agreement, you may continue to provide technical support to end users provided that (a) this agreement was not terminated due to your breach of a material term of this agreement; (b) you continuously maintain your membership in the Oracle PartnerNetwork and thereby maintain technical support for the development licenses that you acquired pursuant to your Oracle PartnerNetwork Agreement with Oracle; (c) you pay all applicable fees and comply with the reporting requirements set forth in this agreement. After expiration of this agreement, renewal fees for end user technical support shall be invoiced by Oracle annually in advance. Fees for technical support shall be due and payable in advance thirty (30) days from date of invoice.

Annual technical support is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported program licenses during the period for which fees for technical support have been paid. You should review the policies prior to entering into the order for the applicable services. You may access the current version of the technical support policies at http://partner.oracle.com (log in, select Membership / Agreements & Policies).

You or your distributor will be responsible for any assistance needed to install the application package at end user sites. In addition to technical support (as discussed above), you are responsible for providing all training and consultations to distributors and end users and any related questions Oracle receives from end users will be referred to you.

L.	Term and End of Agreement

This agreement shall begin on the effective date specified herein unless you accept the terms of this agreement online, in which case the effective date shall be as set forth in an email from Oracle confirming Oracle’s acceptance of this agreement. The term of this agreement shall continue for 2 years. If your membership in the Oracle PartnerNetwork expires or is terminated, you will not be permitted to distribute programs until your membership is made current. When this agreement expires or terminates, in order to keep distributing the programs, you must execute the then current version of Oracle’s distribution agreement and the agreement will be subject to acceptance by Oracle, and Oracle may require you to complete certain training and assessment requirements at no charge to Oracle’s satisfaction. If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, then the breaching party is in default and the non-breaching party may terminate this agreement. If Oracle ends this agreement as specified in the preceding sentence, you must pay within 30 days all amounts which have accrued prior to such end, as well as sums remaining unpaid for programs and/or services received under this agreement plus related taxes and expenses. If Oracle ends the license for a program under the Indemnification section, you must pay within 30 days all amounts remaining unpaid for services related to such license which have accrued prior to such end, plus related taxes and expenses. In addition, if Oracle terminates this agreement as provided under this section, Oracle also may terminate your Oracle PartnerNetwork agreement and your membership in the Oracle PartnerNetwork. Except for nonpayment of fees, the non-breaching party may agree in its sole discretion to extend the 30-day period for so long as the breaching party continues reasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not duplicate and/or distribute the programs and/or services. You also agree that if you have used an Oracle Finance Division Contract to pay for fees due under this agreement and you are in default under that contract, you may not distribute the programs and/or services that are subject to such contract. The end users’ rights to use the programs properly distributed by you under this agreement shall survive termination of this agreement, unless such rights are otherwise terminated in accordance with the applicable end user license agreement. Provisions that survive termination or expiration are those relating to limitation of liability, infringement indemnity, payment, ethical business practices, and others which by their nature are intended to survive.

M.	Nondisclosure

By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential at the time of disclosure.

A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with the terms of this agreement or disclosing the confidential information to a federal or state governmental entity as required by law.

N.	Trademarks and Copyrights

You are authorized to use Oracle’s trademarks and service marks (the “Oracle trademarks”) to refer to the associated Oracle products and services. Your use of the Oracle trademarks shall comply with Oracle’s trademark usage guidelines and all goodwill based upon use of the Oracle Trademarks shall inure to Oracle’s benefit. Oracle’s trademark usage guidelines, incorporated in this agreement, are subject to change. You may access Oracle’s trademark usage guidelines at http://partner.oracle.com (log in, select Membership / Agreements & Policies). In marketing, promoting, or licensing the programs, you agree to make it clear that Oracle is the source of the programs. You shall retain all notices, including copyright and trademark notices, on the programs and any copies of the programs. In connection with your distribution of the program(s), you shall include on all documentation, the sign-on screen for any software incorporating the program(s), and any media containing the program(s): (a) reproduction of Oracle’s copyright notice for the program(s); or (b) a copyright notice for your software that is distributed with the program(s).

O.	Relationships between Parties

In all matters relating to this agreement, you will act as an independent contractor. This agreement does not create a partnership, joint venture, agency, employee/employer, lobbyist/lobbyist employer relationship, or franchisee/franchisor relationship between the parties. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity. Nothing in this agreement shall be construed to limit either party’s right to independently develop or distribute software that is functionally similar to the other party’s product, so long as proprietary information of the other party is not included in such software or used to create such software.

P.	Privacy

To the extent this agreement provides Oracle the right to access information concerning your customers/end users, or to the extent that you provide Oracle with personal information relating to any employees under this agreement, you agree to have provided all relevant notices or obtained any consents required to enable you to share this information with Oracle. Oracle will only use the information in manners consistent with those specified in this agreement, required to accomplish its purposes, or otherwise stated at the time Oracle collects such information. Any such information provided may be maintained by Oracle in data centers in the United States and may be accessible by Oracle’s global personnel as required for business purposes.

Information you receive from Oracle in connection with this agreement may contain personally identifiable information concerning Oracle’s partners, customers, prospects and/or employees. You agree that such information is Oracle confidential information and that you will use such information solely in connection with efforts related to the sale of Oracle products or services and for the limited purpose(s) for which it was provided by Oracle. You confirm that you have reviewed Oracle’s Privacy Policy, which is located at http://partner.oracle.com and you agree that your practices and policies with regard to the use of such information are consistent with this policy. You agree to destroy or return this information upon conclusion of its authorized use under this Agreement. The requirements of this paragraph do not apply to your relationships with pre-existing end users or to independently developed relationships with prospective end users.

From time to time, the parties may exchange information regarding marketing and sales opportunities through Oracle’s Partner Management application. If we participate in opportunity management using Oracle’s Partner Management application, both parties agree to use any such information in compliance with Oracle’s Partner Management Opportunity Routing Policy. You may access the current version of Oracle’s Partner Management Opportunity Routing Policy at http://partner.oracle.com (log in, select Membership / Agreements & Policies).

Q.	URLs

It is your responsibility to regularly monitor all applicable URLs referenced in this agreement. You confirm that you have access to the Internet and confirm that prior to entering into this agreement you have read the policies on the websites referenced above and agree to the terms and conditions set out in those policies. You undertake that you will visit the websites referenced above on a regular basis so that you are aware of any amendments Oracle may make to those policies from time to time.

R.	U.S. Government End Users

Oracle programs, including documentation, delivered to U.S. Government end users are “commercial computer software” pursuant to the applicable Federal Acquisition Regulation (“FAR”) and agency-specific supplemental regulations. As such, use, duplication, disclosure, modification, and adaptation of the programs, including documentation, shall be subject to the license and license restrictions set forth in this agreement, and, to the extent applicable, the additional rights set forth in FAR 52.227-19, Commercial Computer Software - Restricted Rights (June 1987).

S.	Ethical Business Practices

You acknowledge and agree that you and your owners, directors, officers, employees or agents have not, and will not, make or promise to make payments of money or anything of value, directly or indirectly, to any government or public international organization officials, political parties, or candidates for political office, for the purpose of obtaining or retaining business or securing any improper advantage, or to any other person or entity if such payment would violate applicable laws or treaties of the country in which made or the laws of the United States of America. You agree to comply with the terms of the Oracle Partner Code of Conduct and Business Ethics, which is available at http://partner.oracle.com (log in, select Membership / Agreements & Policies). You agree that any violation of this section constitutes just cause for the immediate termination by Oracle of this agreement without any liability to you. You will also indemnify and hold Oracle, Oracle Corporation, and subsidiaries, parents and affiliates harmless from any claims, losses and liabilities resulting from any breach of any of your obligations under this section. The obligations under this section shall survive the termination or expiration of this agreement.

T.	Entire Agreement

You agree that this agreement and the information which is expressly incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable order and/or monthly report, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term shall be replaced with a term consistent with the purpose and intent of this agreement. It is expressly agreed that the terms of this agreement and any order with Oracle shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and any order with Oracle may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through an Oracle online ordering system by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.

U.	Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER OR MONTHLY REPORT, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL BE LIMITED TO

THE AMOUNT OF FEES YOU PAID ORACLE UNDER THIS AGREEMENT. AND IF SUCH DAMAGES RESULT FROM YOUR DUPLICATION AND DISTRIBUTION OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES UNDER THIS AGREEMENT GIVING RISE TO THE LIABILITY

V.	Export

Export laws and regulations of the United States and other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use and distribution of the programs (including technical data) and any services deliverables provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed re-export regulations). You agree that no data, information, programs, and/or materials resulting from services (or direct product thereof), will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

W.	Other

1.	This agreement is governed by the substantive and procedural laws of the State of California and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in San Francisco, San Mateo, or Santa Clara counties in California in any dispute arising out of or relating to this agreement.

2.	If you have a dispute with Oracle or if you wish to provide a notice under Section J (Indemnification) of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle USA, Inc., 500 Oracle Parkway, Redwood City, California, United States, 94065, Attention: General Counsel, Legal Department.

3.	You may not assign this agreement or give or transfer the programs and/or any services ordered or an interest in them to another individual or entity. If you grant a security interest in the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services.

4.	Except for actions for nonpayment or breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

5.	You agree that the sales process that you use complies with applicable procurement regulations (if the end user is a government entity) and that you will keep accurate books and records in connection with the activities under this agreement. Upon 45 days written notice, Oracle may audit your duplication and distribution of the programs and your activities under this agreement. Any such audit shall not unreasonably interfere with your normal business operations. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information, including but not limited to relevant books, records, agreements, servers, technical personnel, and reporting systems. Upon Oracle’s request, you will also provide to Oracle a system generated list of the Oracle program licenses distributed to end users under this agreement during the time period specified by Oracle and any supporting documentation requested by Oracle pursuant to the terms of Section F Reporting for the purposes of validating completeness and accuracy of your reporting obligations under this agreement. You agree to pay within 30 days of written notification any fees applicable to your distribution of the programs in excess of your license rights and underpaid fees. If you do not pay, Oracle can end your technical support, licenses and this agreement and/or may choose not to accept your application to renew this agreement at such time of renewal. Upon Oracle’s request, you agree to audit end user(s) and/or distributors and report the findings to Oracle, or assign your right to audit end user(s) and/or distributors to Oracle. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with this audit.

6.	The Uniform Computer Information Transactions Act does not apply to this agreement or any order or monthly report hereunder.

X.	Force Majeure

Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God, electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for programs delivered or services provided

The effective date of this Agreement shall be 28 NOV, 2008 [to be completed by Oracle]

PARTNER:	GUIDANCE SOFTWARE, INC.	ORACLE USA, INC.

PARTNER	215 N MARENGO AVE STE 250
ADDRESS:	PASADENA CA 91101

PARTNER FAX NO.:	(626) 229-9199

Authorized Signature:	/s/ Barry Plaga	Authorized Signature:	/s/ Dave Mira

Name:	Barry Plaga	Name:	Dave Mira

Title:	CFO	Title:	Manager, License Contracts

Signature Date:	11/28/2008	Signature Date:	28 NOV 2008

Agreement No.:	US-OPN-EMBD-12147270-28-NOV-08	[to be completed by Oracle]

EMBEDDED SOFTWARE LICENSE APPLICATION PACKAGE REGISTRATION FORM

This registration form must be completed in its entirety by you. Any distribution rights granted will be limited to the application package detailed on this form and may not be combined with any additional functionality or additional application programs outside the scope of the application package as described below. A separate registration form is required for each application package that is functionally unique. Additional information on Oracle’s Embedded Software Licenses can be found on the OPN website at http://partner.oracle.com (log in, select Sales / Distribution & Agreements).

Once the registration form is complete and signed by you and Oracle, it will be attached to the executed Embedded Software License Distribution Agreement (the “agreement”) and shall be in effect until the termination or expiration of the agreement unless a shorter term is provided for herein.

Date Submitted:

Effective Date:

Application Packages Covered under Agreement	1 of

Partner (Company) Name:	Partner Contact Name:

Partner Address:	Partner Contact Title:

OPN Status: (Partner, Certified, or Certified Advantage)	Partner Phone Number:

ESL Distribution Status: (Renewal or Initial Registration)	Partner Contact Email Address:

Oracle Programs to be Embedded (please enter the name of each Oracle program included in each application package distributed to end users. Please refer to the Oracle Embedded Product and Royalty Matrix and ensure you enter the correct program name in its entirety. Please refer to the Oracle Technology global price list for product dependencies.)

Oracle programs that are NOT distributed under this Agreement but are distributed under another Oracle Distribution Agreement for the Application Package (please list all agreements and products which apply):

Full Use Distribution Agreement	Effective Date of Agreement:	Oracle Programs Distributing with Application Package:

Application Specific Full Use Distribution Agreement	Effective Date of Agreement:	Oracle Programs Distributing with Application Package:

Please choose ONE of the following Fee Options (the fee you choose will be in effect for the term of this agreement):

20% of the applicable license fee for each program based on the most current Oracle Technology global price list

The royalty rate percentage shown in the Oracle Embedded Product and Royalty Matrix of the partner’s list price based on the Partner’s most current price list

No charge for embedding only Internet Application Server Java Edition

Application Information (please provide the information requested below):

Name of Application Package:

Application or Device description (please provide as much detail as possible):

Functions and objectives of the application package (please provide as much detail as possible):

Are the Oracle Programs embedded in a physical device? (yes or no)

Is this application comprised of separate application modules or components that are offered separately to end users?

How does the application use the Oracle programs?

Do you provide technical support on the application or device to your end users?

Does your application run on JAVA? (yes or no)

Target markets and users:

If renewing the Distribution Agreement for this application package, please highlight any changes in your application package since the last Agreement was signed:

Application Package Details (please answer yes or no to the questions below and provide a detailed explanation in the space provided):
	Y/N	Please Explain:

Are the Oracle programs configured as an integrated component on the application program’s product media or set of media prior to being packaged and installed? Please explain how the application package will be delivered to the end user.

Can an end user install the Oracle programs independently from the application package? Please explain how installation is performed.

Do you provide resources to install the application package at the end user?

If you provide more than one pre-set program configuration, please explain the different configurations. Can the end user configure the Oracle programs outside the installation process?

Does the application program that is designed and developed by you eliminate program administration tasks by the end user by including all program administration functions within the application program? Please describe how the end user will manage ongoing program management (backup/recover, space management, user management)?

Are there any instances where the end user will need to access the programs directly? If yes, please explain the situations. Examples of database operations include creating database objects (user set up, table creation, space management), as well as initiating start up, shutdown, and back up.

Do you provide customization outside the prepackaged reports, or ad hoc reports that are developed by you and included in the application package, which do not require or permit the end user to navigate the underlying data schema?

If yes, that you offer or provide customization outside the prepackage reports, or ad hoc reports, please explain.

If the application must interface with another application or database, please explain how the end user will manage the transfer of data. If yes, please explain (is there predefined APIs to transfer data in the application package and management of the data transfer must be done through the application program.)

If you are embedding IAS Java Edition, does your application package include the OC4J driver?

If you are embedding the Internet Application Server, will you or the end user develop or deploy any pages or software components that are not included in the application package? If yes, please explain.

Is the end user permitted to upgrade or update the Oracle program versions as a separate component to the application package?

Are you providing support, customer service or education for all Oracle program operations to the end user?

Are you providing any administrative services to the end user? If yes, please explain.

Does the end user require any consulting services to implement the application package? If yes, please explain.

Will your distributors need to make copies of the application package in order to distribute it?

PARTNER:	ORACLE USA, INC.

PARTNER ADDRESS:

PARTNER FAX NO.:

Authorized Signature:	Authorized Signature:

Name:	Name:

Title:	Title:

Signature Date:	Signature Date:

Agreement No.:	[to be completed by Oracle]

OUTSIDE IN APPLICATION PACKAGE REGISTRATION FORM

This Outside In Application Package Registration Form must be completed in its entirety. Any distribution rights granted will be limited to the Application Package detailed on this form and may not be combined with any additional functionality or additional application programs. A separate Outside In Application Package Registration Form is required for each application package that is functionally unique.

Once this Outside In Application Package Registration Form is complete and signed by you and Oracle, it will be attached to the executed Embedded Software License Distribution Agreement or addendum thereto.

Date Submitted:
Effective Date:	28 NOV 2008

Application Packages Covered under Agreement	1 of 1

Partner (Company) Name:	Guidance Software, Inc.	Partner Contact Name:	Ken Basore

Partner Address:	215 North Marengo Avenue, Suite 250 Pasadena, CA 91101	Partner Contact Title:	VP Research and Development

OPN Status: (Partner, Certified, or Certified Advantage)	Partner	Partner Phone Number:	(626) 229-9191

ESL Distribution Status: (Renewal or Initial Registration)	Initial	Partner Contact Email Address:	ken.basore@guidancesoftware.com

Oracle Programs to be Embedded (please enter the name of each Oracle program included in the application package to be distributed to end users.): (to be completed by Oracle)

Outside In Content Access

Outside In Viewer Technology

License Fee (to be completed by Oracle)

The license fees due to Oracle for your distribution of perpetual licenses shall be equal to [*****] for each Unit distributed (as the term “Unit” is defined in the Outside in Buyout Addendum).

[*****]	Confidential material redacted and filed separately with the Securities Exchange Commission.

Oracle Programs Embedded Restrictions (to be completed by Oracle):

Functional components included in the Oracle Programs to be Embedded:

The programs will be used solely to:

Outside In Content Access is used to extract the text and meta data from a variety of documents types and used for content indexing and searching in EnCase Examiner.

•        Outside In Viewer is used for document preview within EnCase Examiner

Embedded Restrictions

With respect to the Outside In® Viewer Technology™ viewing functionality only, the Licensee may not use the programs to integrate with any file viewing APIs of the following:

•        the Windows® 2000/XP/Sever 2003 Operating System, or any successor Operating System shell, including, but not limited to, IFileViewer;

•        any existing or future Operating Systems;

•        mail and messaging client (by way of example, but not limitation, this shall include products such as Lotus Notes, Microsoft Outlook and Novell GroupWise) software APIs for viewing file attachments;

•        common dialog file viewing APIs outside of the licensed application, under the Windows 2000/XP operating environment; or

•        allow end-users to view documents using the Components other than from within the licensed application.

With respect to Outside In Content Access it may not be used to integrate with any file viewing APIs of the following:

•        the Windows® 2000/XP/NT/.NET Server Operating System, or any successor Operating System shell, including, but not limited to, IFileViewer;

•        any existing or future Operating Systems;

•        mail and messaging client (by way of example, but not limitation, this shall include products such as Lotus Notes, Microsoft Outlook and Novell GroupWise) software APIs for viewing file attachments;

•        common dialog file viewing APIs outside of the Licensed Product, under the Windows 2000/XP/NT/.NET Server operating environment

File Formats	The Oracle programs will use the file formats listed in the program documentation.

2

Application Package Information (please provide the information requested below):

Name of Application Package:	EnCase Enterprise Examiner

Application or Device description (please provide as much detail as possible):	EnCase® Enterprise Examiner is a scalable platform that integrates seamlessly with your existing systems to create an enterprise investigative infrastructure. This cutting-edge solution can be tailored to meet your unique needs, including the automation of time-consuming investigative processes, auditing endpoints for sensitive information and eDiscovery.

Functions and objectives of the application package (please provide as much detail as possible):

•        Securely investigate/analyze many machines simultaneously over the LAN/WAN at the disk and memory level.

•        Acquire data in a forensically sound manner, using software that has an unparalleled record in courts worldwide.

•        Limit incident impact and eliminate system downtime with immediate response capabilities.

•        Investigate and analyze multiple platforms — Windows, Linux, AIX, OS X, Solaris and more — using a single tool.

•        Efficiently collect only potentially relevant data upon EnCase eDiscovery requests.

•        Proactively audit large groups of machines for sensitive or classified information, as well as unauthorized processes and network connections.

•        Identify fraud, security events and employee integrity issues wherever they are taking place — then investigate/remediate with immediacy and without alerting targets.

•        Identify and remediate zero-day events, injected dlls, rootkits and hidden/rogue processes.

Are the Oracle programs embedded in a physical device? (yes or no)	yes

Is this application comprised of separate application modules or components that are offered separately to end users?	yes

How does the application use the Oracle programs?

•        The OutsideIn Technologies are used on the EnCase Examiner machine and application. As data is collected from target machines, the administrator can then preview and search the contents using Outside In Content Access and Clean Content, as well as Outside In Viewer Technology

Do you provide technical support on the application or device to your end users?	yes

Target markets and users:	electronic forensics, law enforcement and electronic discovery markets

If renewing the Distribution Agreement for this application package, please highlight any changes in your application package since the last Distribution Agreement was signed:	n/a

3

Application Package Details (please answer yes or no to the question below and provide a detailed explanation in the space provided):
	Y/N	Please Explain:
Are the Oracle programs being packaged as an integrated component on the application program’s media? Please explain how the application package will be delivered to the end user.	Y

PARTNER:	GUIDANCE SOFTWARE, INC.	ORACLE USA, INC.

PARTNER	215 N MARENGO AVE STE 250
ADDRESS:	PASADENA CA 91101

PARTNER FAX NO.:	(626) 229-9199

Authorized Signature:	/s/ Barry Plaga	Authorized Signature:	/s/ Dave Mira

Name:	Barry Plaga	Name:	Dave Mira

Title:	CFO	Title:	Manager, License Contracts

Signature Date:	11/28/2008	Signature Date:	28 NOV 2008

Agreement No.:	US-OPN-EMBD-12147270-28-NOV-08	[to be completed by Oracle]

4

US-OPN-EMBD-12147270-28-NOV-08

AMENDMENT ONE

to the

ORACLE PARTNERNETWORK

EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT

between

GUIDANCE SOFTWARE, INC.

and

ORACLE USA, INC.

This document (“Amendment One”) amends the Oracle PartnerNetwork Embedded Software License Distribution Agreement (v032008) between Guidance Software, Inc. (“you” and “your”) and Oracle USA, Inc. (“Oracle”), dated 28 NOV, 2008 and any and all amendments thereto (the “agreement”).

The parties hereby agree to amend the agreement as follows:

1.	In B. Distribution Rights, in the first paragraph of the section, in the eleventh (last) sentence of the paragraph, delete the words “the sign on screen” and replace with the following: “installation pop-up screen”

2.	In B. Distribution Rights, in the second paragraph of the section, add the following to the end of the paragraph:

“For purposes of this paragraph, “royalty-free license” shall mean a license that does not have upfront or on-going royalty fees.”

3.	In E. Ownership and Restrictions, in the fourth paragraph of the section, add the following to the end of the fourth bullet in the paragraph:

“; the prohibition herein against providing “subscription licenses” shall not restrict you from distributing successive or periodic term licenses of the EnCase Enterprise Examiner application package to an end user on an end user license agreement with an auto-renewal or auto-extension of term basis, provided that in such case the end user is always the licensee of such license pursuant to all the terms of this agreement and in no event shall the terms of this agreement be construed to grant you (as a licensee) any form of license to use the programs on behalf of the end user where such end user is not the licensee. To enable Oracle to accurately report revenue for tax purposes, as of the effective date of this agreement, it is estimated that less than 5% of all program licenses distributed pursuant to the terms and conditions of this agreement will be term licenses;”.

4.	In E. Ownership and Restrictions, in the fourth paragraph of the section, in the eighth bulleted sentence of the paragraph, delete the word “conflict” and replace it with the word “breach”.

5.	In G. License Agreement, in the first paragraph of the section, in the second sentence of the paragraph, delete subpart 2(b) and replace it with the following:

“(b) the end user from assigning, giving, or transferring the programs and/or any services ordered or an interest in them to another individual or entity (and if your end user grants a security interest in the programs and/or any services, the secured party has no right to use or transfer the programs and/or any services), provided that notwithstanding the foregoing, upon written notice to Oracle and subject to Oracle’s sole consent, provided that technical support has been continuously maintained for the programs, the end user may assign its rights to use the programs under the end user license agreement to an entity that is not a competitor of Oracle’s that (i) is acquiring all or substantially all of the end user’s assets and assuming all liabilities related to such assets; and (ii) agrees in writing to the terms and conditions of the end user license agreement;”.

6.	In G. License Agreement, in the first paragraph of the section, in the second sentence of the paragraph, add the following to the end of subpart 2(c):

“ ; the prohibition herein against providing “subscription licenses” shall not restrict you from distributing successive or periodic term licenses of the EnCase Enterprise Examiner application package to an end user on an end user license agreement with an auto-renewal or auto-extension of term basis, provided that in such case the end user is always the licensee if such license pursuant to all the terms of this agreement and in no event shall the terms of this agreement be construed to grant you (as a licensee) any form of license to use the programs on behalf of the end user where such end user is not the licensee;”.

7.	In G . License Agreement, in the first paragraph of the section, in the second sentence of the paragraph that starts with the phrase “The end user license agreement must, at a minimum”, delete subpart (9) in its entirety and replace it with the following:

“not require you or your third party licensors to perform any obligation or incur any liability not expressly set forth in this agreement.”

8.	In G. License Agreement, in the first paragraph of the section, in the second sentence of the paragraph, delete subpart (10) in its entirety and replace it with the following:

“(10) permit you to audit your end user’s use of the programs;”.

9.	In G. License Agreement, in the first paragraph of the section, in the second sentence of the paragraph, delete subpart (11) in its entirety and replace it with the following:

“designate the third party software supplier and owner of the applicable intellectual property as a third party beneficiary of the end user license agreement with regard to the provisions of the end user license agreement which relate to such third party software supplier’s programs or intellectual property rights, including but not limited to a breach of the end user license agreement with regards to the minimum required end user license agreement terms listed in this section.”.

10.	In G. License Agreement, in the first paragraph of the section, in the second sentence of the paragraph, in subpart (13), delete the word “Oracle” and replace it with the following: “third party software supplier and owner of the applicable intellectual property”.

11.	In G. License Agreement, in the third paragraph of the section, delete the second and third sentence of the paragraph and replace it with the following:

“You agree to inform Oracle promptly if you are aware of any breach by your end user of such agreement with regards to the programs. Additionally, upon Oracle’s request you will use reasonable efforts to investigate any alleged breach of such agreement with regards to the programs. You agree to use all measures to enforce the terms of the agreement between you and your end user and, if Oracle requests you to do so, to enforce such agreement to protect Oracle’s interest, or, at Oracle’s request, you will use all commercially reasonable efforts to facilitate Oracle’s or its designee’s right to enforce such agreement, if permitted by applicable law.”

12.	In I. Warranties, Disclaimers and Exclusive Remedies, in the first paragraph of the section, add the following sentences after the third sentence in the paragraph:

“Oracle further warrants that as of the effective date of this agreement, Oracle has the authority to grant the rights of the programs licensed to you under this agreement. Section J. Indemnification of this agreement states your exclusive remedy and Oracle’s entire liability for any breach of this particular warranty.”

13.	In J. Indemnification, in the first paragraph of the section, after the phrase “at its sole cost and expense, will” insert the phrase “hold you and the end user harmless, subject to Section U. Limitation of Liability”.

14.	In J. Indemnification, in the first paragraph of the section, in the second bulleted subparagraph, delete “; and” and replace it with the following:

“provided however, Oracle may not admit your liability or culpability in conjunction with the defense or as a result of the settlement of the claim without your prior written consent; and”.

15.	In J. Indemnification, in the first paragraph of the section, in the third bulleted subparagraph, insert the word “reasonable” before the word “information” and after the phrase “give Oracle the”.

16.	In M. Nondisclosure, in the third (last) paragraph of the section, add the following to the end of the third (last) sentence in the paragraph:

“If either party receives a subpoena or other validly issued administrative or judicial process demanding confidential information of the other party, then, if permitted by law, the recipient will use reasonable efforts to promptly notify the other party of such demand. The other party may, at its sole expense, seek to limit, quash or extend such demand. Unless such demand shall have been timely quashed, the recipient shall thereafter comply with such demand including extensions or limitations thereto, if any, ordered under such administrative or judicial process.”

17.	In U. Limitation of Liability, insert the following to the beginning of the second sentence in the section:

“EXCEPT WITH RESPECT TO THE EXCLUSIVE INFRINGEMENT INDEMNIFICATION ABOVE,”.

18.	In W. Other, add the following at the end of subsection 3.:

“Notwithstanding the foregoing, upon advance written notice to Oracle and provided that you have continuously maintained technical support and your membership in the Oracle PartnerNetwork, you may assign your rights under this agreement to an entity (“assignee”) if and when such assignee either (a) acquires all or substantially all of your assets and assumes all liabilities related to such assets or (b) acquires the division, business unit or operation of yours which distributes Oracle software programs and assumes the liabilities of such division, business unit or operation. Additionally, assignee must agree in writing to the terms and conditions of this agreement, must agree to continue to provide technical support services to supported end users to whom you were providing technical support services under the terms of the agreement, and must assume all your obligations under any end user license agreement(s). Notwithstanding the assignment rights granted herein, you may not assign your rights under this agreement to an Oracle competitor. As used herein, a “competitor” of Oracle shall be defined as a company that derives a majority of its revenue from database or application software sales, currently limited to SAP, IBM, Ariba, Microsoft, Autonomy and Sybase. Oracle may update the aforegoing list of competitors which shall not exceed eight (8), once a year by providing you with written notice of any changes.”

19.	In W. Other, in the fifth paragraph of the section, in the second sentence of the paragraph, insert the following after the phrase “Upon 45 days written notice,”:

“and not more than once annually,”.

20.	In W. Other in the fifth paragraph of the section, delete the eighth sentence of the paragraph in its entirety and replace it with the following:

“Upon Oracle’s request, you agree, to audit end user(s) and/or distributors and report the findings to Oracle, or to use all commercially reasonable efforts to facilitate Oracle’s or its designee’s right to exercise the audit provision of the end user license agreement/distributor agreement in the event you assign your right to audit end user(s) and/or distributors to Oracle; provided that Oracle will not require you to audit any one end user or distributor more than once annually.”

21.	Add the following new section Y. Dispute Resolution to the agreement:

“Y.	Dispute Resolution

In the event of any dispute or disagreement between the parties arising out of or relating to this agreement or an order, except for any dispute or disagreement involving a breach of Oracle’s intellectual property rights or a disagreement or dispute involving payment (the “dispute”), the parties will endeavor to resolve the dispute in accordance with this section. Either party may invoke this section by providing the other party written notice of its decision to do so, including a description of the issues subject to the dispute. Each party will appoint its representative to discuss the dispute. If such representatives do not resolve the dispute within twenty (20) business days of the other party’s receipt of such notice, then each party shall immediately refer the dispute to the Vice President level. No formal proceedings for the judicial resolution of such dispute, except for the seeking of equitable relief, may begin until the dispute has been elevated to the Vice President level, and either of the Vice Presidents conclude, after a good faith effort to resolve the dispute, that resolution through continued discussion is unlikely. The parties shall refrain from exercising any termination right and shall continue to perform their respective obligations under this agreement and the order(s) while the parties endeavor to resolve the dispute under this section, provided that, any party alleged to be in breach has promptly commenced cure and pursues the cure in good faith and you continue to pay for any programs and/or services ordered under the ordering document(s) and this agreement.”

Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect.

The effective date of this Amendment One is 28 Nov, 2008 (effective date to be complete by Oracle).

GUIDANCE SOFTWARE, INC.		ORACLE USA, INC.

By:	/s/ Barry Plaga	By:	/s/ Dave Mira

Name:	Barry Plaga	Name:	Dave Mira

Title:	CFO	Title:	Manager, License Contracts

Signature Date:	11/28/2008	Signature Date:	28 NOV 2008

US-OPN-EMBD-12147270-28-NOV-08

OUTSIDE IN

BUYOUT ADDENDUM

to the

EMBEDDED SOFTWARE LICENSE DISTRIBUTION AGREEMENT

between

GUIDANCE SOFTWARE, INC.

and

ORACLE USA, INC.

This Outside In Buyout Addendum (the “Addendum”) is between Oracle USA, Inc. (“Oracle”) and Guidance Software, Inc. (“you” and “your”) and shall be governed by and incorporated into the terms of the Oracle PartnerNetwork Embedded Software License Distribution Agreement (v032008) between Oracle and you dated 28 Nov 2008 (the “agreement”). The rights and obligations defined herein are in addition to all terms in the agreement. Definitions used in the agreement shall have the same meaning under this Addendum, unless expressly stated otherwise. If there is a direct conflict between a term of this Addendum and a term of the agreement with respect to the subject matter of this Addendum, the term of this Addendum shall prevail.

Any distribution rights granted will be limited to the application package(s) set forth in section 9 of this Addendum (the “application package”) and may not be combined with any additional functionality or additional application programs. You may only distribute the embedded programs as part of the application package(s) specified in section 9 of this Addendum and defined in an Outside In Application Package Registration Form.

1.	Agreement Definitions

Amend Section A of the agreement, Agreement Definitions, as follows:

For the purposes of this Addendum, the term “Distribution Term” shall mean a period of 4 years from the effective date hereof or such earlier period as set forth below.

Notwithstanding anything to the contrary in the agreement, for the purposes of this Addendum, the term “programs” refers to the versions of the software products owned or distributed by Oracle and set forth on the Outside In Application Package Registration Form for the application package specified in section 8 below, which you order from Oracle for development, trial, or demonstration purposes as provided in the agreement, and for distribution to an end user embedded with the application package as provided in this Addendum, including program documentation and any program updates acquired through technical support. The term “programs” shall not include any Oracle programs which are not included on the Outside In Application Package Registration Form.

Notwithstanding anything to the contrary in the agreement, for the purposes of this Addendum, the term “embedded” shall refer to the requirements and restrictions defined in the Outside In Application Package Registration Form with which the application package must comply.

For purposes of this Addendum, the term “Units” shall mean the right to install a single installation of the application package on a single piece of hardware.

2.	Distribution Rights

Subject to the terms of the agreement and this Addendum, during the Distribution Term you may distribute perpetual licenses of the embedded programs with up to 35,000 Units as part of the application package (the “maximum quantity”) to (i) new end users to whom you have never previously distributed the application package and (ii) end users to whom you have previously distributed the application package under a distribution agreement with Oracle prior to the date of this Addendum, for additional incremental usage of the application package, provided that the end user has continuously maintained technical support for the application package previously distributed.

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Notwithstanding the foregoing, the distribution of the trial licenses of the EnCase Enterprise Examiner application package as set forth in section 14 of this Addendum shall not count towards the maximum quantity.

In the event that you do not (a) distribute the embedded programs in accordance with this Addendum and the agreement, including but not limited to the limitations related to the maximum quantity, or (b) pay the annual technical support fees due under this Addendum for the duration of the Distribution Term, then the Distribution Term and your right to distribute the embedded programs under this Addendum and to provide technical support for the embedded programs shall immediately terminate.

You may provide technical support to end users for embedded programs that you distribute with the application package only for those programs for which you have previously acquired a supported development license. Your distribution of the embedded programs is subject to the terms of the agreement and this Addendum. In the event that you do not (a) distribute the embedded programs in accordance with this Addendum and the agreement or (b) pay the annual technical support fees due under this Addendum for the duration of the Distribution Term, then the Distribution Term and your right to distribute the embedded programs under this Addendum and to provide technical support for the embedded programs shall immediately terminate.

3.	License Fees

You agree to pay Oracle a license fee of [******] for the right to distribute the embedded programs as set forth in this Addendum. This fee entitles you to distribute the embedded programs with up to 35,000 Units (as defined in section 2 above) of the application package of licenses of the embedded programs during the Distribution Term.

Except as provided in the agreement and this Addendum, all license fees payable to the applicable Oracle group company under this Addendum are due within 30 days of the date of the signature date below. This payment obligation is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the signature date of this Addendum.

4.	Technical Support

You are responsible for providing all technical support services to distributors and end users. Questions that Oracle receives from end users will be referred to you. You shall have the right to provide technical support to end users to whom you have distributed the embedded programs provided that you continually maintain technical support for your development licenses and subject to the payment of the applicable annual fees for technical support set forth in the agreement and this Addendum. For the first year of the Distribution Term, the fee for end user technical support for the embedded programs shall be [******] (the “Initial Annual Support Fee”). The technical support fees set forth in this section 4, including the Initial Annual Support Fee do not include any fees due and payable to Oracle for technical support for any programs distributed by you prior to the effective date of this Addendum, any fees due and payable to Oracle for technical support for any programs distributed by you under a prior distribution agreement with Oracle, any fees due and payable for Incremental Licenses under section 7 below, or any fees due and payable to Oracle for technical support for any programs distributed by you under the agreement which are not included in this Addendum. Annual technical support is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion.

Technical support for the embedded programs shall be renewed annually for the duration of the Distribution Term. As set forth above, in the event that you do not pay the annual support fee for any renewal year then your rights to distribute the programs shall immediately terminate as provided above and your right to provide technical support services to end users shall also immediately terminate.

Following the end of the Distribution Term, you may continue to renew technical support for the embedded programs and provide technical support to your end users of such programs provided that you continuously maintain technical support for the development licenses, you pay all applicable fees set forth in this agreement, and you maintain your membership in the Oracle PartnerNetwork. Following the end of the Distribution Term, renewal of annual technical support services shall be provided in accordance with Oracle’s then-current technical support policies and the terms of the agreement and this Addendum. If one hundred percent (100%) of your install base (defined below) is receiving technical support from you, the renewal fee for the first year for technical support for the embedded programs shall be

[******] Confidential material redacted and filed separately with the Securities and Exchange Commission.

2

equal to the total technical support fee paid for the last year of the Distribution Term plus Oracle’s then current technical support annual percentage increase which shall not exceed 4% (the “100% renewal fee”). Sixty (60) days prior to the end of the Distribution Term, you shall submit a written certification to Oracle verifying the percentage of your install base that you are providing technical support to (“Supported Install Base”). Notwithstanding anything to the contrary in the agreement, upon receipt of your certification, Oracle will calculate your annual technical support fee for the embedded programs for the first year following the end of the Distribution Term as follows: the Supported Install Base multiplied by the 100% renewal fee. After the first year following the end of the Distribution Term, renewal of annual technical support services for the embedded programs shall be provided in accordance with Oracle’s then current technical support policies and the terms of the agreement. As used herein, the term “install base” shall mean the total number of Units that you have distributed during the Distribution Term.

Renewal fees for technical support shall be invoiced by Oracle annually in advance. Fees for technical support shall be due and payable in advance thirty (30) days from date of invoice. Your payment obligation for technical support fees is non-cancelable, and the sum paid is nonrefundable, is not subject to set-off for any reason, and is not subject to the completion or occurrence of any event after the signature date of this Addendum.

5.	Technical Support for Grandfathered Programs

You and Oracle acknowledge that you have distributed the programs or their predecessors to end users under a prior agreement with Oracle or a company that has been acquired by Oracle (“Grandfathered Programs”) and that you have provided and intend to continue to provide technical support services to such end users for the Grandfathered Programs. Technical support services you provide to such end users hereunder for the Grandfathered Programs apply solely to your install base to which you distributed such Outside In programs during the distribution term of the Stellent Chicago Sales, Inc. OEM Agreement with Guidance Software, Inc. dated June 30, 2005. You and Oracle agree that you may use the development licenses that you have obtained for the programs under the Oracle PartnerNetwork Agreement with Oracle (the “OPN Agreement”) to continue to provide technical support services to such end users for the Grandfathered Programs during and after the Distribution Term subject to the terms of this addendum and the agreement provided (a) that you continually maintain your membership in the Oracle PartnerNetwork and maintain annual technical support for the development licenses that you acquire pursuant to the OPN Agreement and (b) that you pay to Oracle of the applicable annual fees for end user technical support as set forth in this addendum. For the first year of the Distribution Term, the fee for technical support for the Grandfathered Programs shall be [******] (“Grandfathered Technical Support Fee”). Annual technical support is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion.

Following the end of the Distribution Term, renewal of the annual technical support services shall be provided in accordance with Oracle’s then-current technical support policies and the terms of the agreement and this Addendum. The renewal fee for the first year following the end of the Distribution Term for technical support for the Grandfathered Programs shall be equal to the Grandfathered Technical Support Fee paid for the last year of the Distribution Term plus Oracle’s then current technical support annual percentage increase which shall not exceed 4%.

Renewal fees for technical support shall be invoiced by Oracle annually in advance. In connection with any renewal, if you are no longer providing technical support fees to an end user for the Grandfathered Programs you must notify Oracle and then the renewal fees will be adjusted accordingly. Fees for technical support shall be due and payable in advance thirty (30) days from date of invoice. Your payment obligation for technical support fees is non-cancelable, and the sum paid is nonrefundable, is not subject to set off for any reason, and is not subject to the completion or occurrence of any event after the effective date of this Addendum.

6.	Reporting

Notwithstanding anything to the contrary in the agreement, you shall not be required to submit quarterly reports to Oracle for the embedded programs distributed under this Addendum. Upon the earlier of (i) the end of the Distribution Term, or (ii) the date you first fail to meet any of the conditions specified in clauses (a) and (b) of the second paragraph of section 2 above, you shall furnish Oracle with a report verifying the total number of end user licenses of the embedded programs distributed by you pursuant to this Addendum. The quantity of licenses distributed pursuant to this Addendum will be fixed equal to the total number of end user licenses distributed. In addition, such report shall

[******] Confidential material redacted and filed separately with the Securities and Exchange Commission.

3

provide the following: the name of the programs licensed; the name, including date or version, of the applicable end user license agreement; the name, including the date or version, of your agreement with Oracle under which the programs were distributed; the applicable license metrics, quantity, and term designation; and the date of the end user’s order.

If and when your distribution of the programs reaches the Maximum Quantity before the end of the Distribution Term, you may continue to distribute the embedded programs with the application package to end users pursuant to section 7 below (hereinafter such additional distributed programs in excess of the maximum quantity shall be referred to as “Incremental Licenses”) provided that (a) you pay Oracle the applicable license fees and annual technical support fees for any such Incremental Licenses in accordance with the terms of this section 6, and (b) submit quarterly reports for the Incremental Licenses and services for such Incremental Licenses in accordance with the Partner Ordering Policies.

7.	Incremental License Pricing

The license fees payable to Oracle for Incremental Licenses shall be [******] per Unit. First year annual technical support for Incremental Licenses shall be 11% of the license fee. Annual technical support for all Incremental Licenses shall be renewed annually during the Distribution Term. Following the end of the Distribution Term, you must continue to pay Oracle technical support fees for technical support you provide to your end users for Incremental Licenses pursuant to the terms of the agreement, this addendum and Oracle’s then-current technical support policies.

8.	Term

The term of this Addendum shall commence on the effective date below and shall be valid for the Distribution Term unless terminated earlier as provided herein or in the agreement. Notwithstanding anything to the contrary in the agreement, this Addendum may not be extended or renewed, unless the parties agree in writing. You understand and agree that you may not continue to distribute the programs with the application program defined herein after the expiration or termination of the Distribution Term unless and until new terms and pricing have been agreed in writing by both parties. In the event that the term of the agreement expires before the term of this Addendum then the term of the agreement shall be extended for the remainder of the term of the Addendum.

9.	Application Packages

Your distribution of the embedded programs under this Addendum applies only to the application packages identified below and described in the relevant Outside In Application Package Registration Form attached to this Addendum.

List of Application Packages
EnCase Enterprise Examiner

10.	Ownership and Restrictions

Notwithstanding anything to the contrary in this agreement, and in addition to the restrictions in section G of the agreement, you may not:

•	allow the programs to be accessed by any application or process not specifically described as the application package (whether such other application is developed by you or by a third party);

•

allow the output from the programs (for example: plain text, Unicode text, HTML or XML) to be accessed by any application, whether developed by you or not, which is not specifically described as the application package;

•	implement any sub-component or API of the programs as a standalone process without a specific license to do so;

•	expose or publish any program API to any third-party; or

[******] Confidential material redacted and filed separately with the Securities and Exchange Commission.

4

•	allow the programs to be accessed, distributed, or sublicensed via web services architecture except where the content to be converted is directly controlled by the application package.

11.	Supported File Format List

Notwithstanding anything to the contrary in the agreement, you may, at your option, reproduce and distribute all or a portion of the supported file format list found in the program documentation, provided, however, that under no circumstances shall you reproduce or distribute any other portion of the program documentation, including without limitation, any portion of the program documentation that exposes the program APIs.

12.	Warranties, Disclaimers and Exclusive Remedies

For the purposes of this Addendum only, the following shall be inserted after the second paragraph in section J Warranties, Disclaimers and Exclusive ‘Remedies:

“THE PARTIES ACKNOWLEDGE AND AGREE THAT FILE RENDERING AND CONVERSION ARE AFFECTED BY FACTORS INCLUDING, BUT NOT LIMITED TO, THE AVAILABLE FONTS AND DISPLAY SIZE ON THE TARGET MACHINE, AND THE CURRENT TAG SET AND CAPABILITIES OF SUPPORTED MARKUP LANGUAGES. AS SUCH, ONLY THOSE ELEMENTS OF THE SOURCE FILE THAT CAN BE REASONABLY REPRESENTED IN THE SELECTED FORMAT WILL BE DISPLAYED IN THE RENDERED OR CONVERTED FILE. FOR EXAMPLE, THE CONVERSION OF SPREADSHEETS TO IMAGES IS LIMITED BY THE STRUCTURE OF SPREADSHEET FORMATS WHICH IS NOT CONDUCIVE TO THE STRICT FORMATTING IMPOSED BY PAGE LAYOUT.”

13.	Delivery

Oracle has no delivery obligation under this Buyout/Prepaid Addendum. You acknowledge that Oracle has previously delivered to your location, 1 copy of the software media and 1 set of program documentation (in the form generally available) for each program in the application package.

14.	Trial Licenses

Notwithstanding anything to the contrary in Section C (Trial Licenses) of the agreement, for the purposes of this Addendum only, Oracle grants you a nonexclusive right for you and your distributors to distribute trial licenses of the EnCase Enterprise Examiner application package to no more than 500 end users, at any one time, for the end users’ own internal evaluation purposes (and not for development, prototype, training or technical support purposes) pursuant to Section G (License Agreement) of the agreement Of the 500 trial licenses, 400 shall be f30 day licenses and 100 ses shall be for 90 day licenses, all of which shall be subject to the terms of the agreement and the terms provided in the order. If your end users wish to use a trial license for more than the respective 30 or 90 days, they must obtain an appropriate license and pay the appropriate fees. For any trial licenses that you distribute that extend for more than the respective 30 or 90 days, fees for such licenses will be accounted for under Section 7 above. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or any warranties for these programs.

15.	Internet Hosting

Notwithstanding anything to the contrary in the agreement or this addendum, you shall have the right to license the programs solely in conjunction with the EnCase Enterprise Examiner application package to end users so that such end users may use the programs to provide internet hosting services to their customers. You may allow your end users to provide access to the programs for their customers’ business operations and/or to provide services to third parties using the hosted programs, provided that all such use shall be subject to the terms of the then current Oracle License and Services Agreement, an existing license agreement between Oracle and the end user which is approved for use by Oracle or the terms of your license agreement with your end user which meets the requirements of section G of the agreement entitled “License Agreement.” You shall prohibit your end users from reselling or assigning their program licenses to their customers and from providing access to their customers to any application programs. You

5

agree to require your end users to be financially responsible to Oracle for all damages or losses resulting from the end users’ and their customers’ breach of these terms. The personnel accessing and computers running the programs shall be included in determining the quantity of program licenses deployed by your end users and its customers.

Other than the modifications above, the terms and conditions of the agreement remain unchanged and in full force and effect. The effective date of this Addendum is 28 NOV, 2008 [to be completed by Oracle]

PARTNER:	GUIDANCE SOFTWARE, INC.	ORACLE USA, INC.

Authorized Signature:	/s/ Barry Plaga	Authorized Signature:	/s/ Dave Mira

Name:	Barry Plaga	Name:	Dave Mira

Title:	CFO	Title:	Manager, License Contracts

Signature Date:	11/28/2008	Signature Date:	28 NOV 2008

6

	Credit Corporation	Payment Plan Agreement

Customer:	Guidance Software, Inc.	Executed by Customer (authorized signature):

		By:	/s/ Barry Plaga

Address:	215 North Marengo Avenue	Name:	Barry Plaga

		Title:	CFO

Pasadena CA 91101

Executed by Oracle Credit Corporation:

Phone:		By:

PPA No.:		Name:

Effective Date:		Title:

The Payment Plan Agreement (“PPA”) is entered into by Customer and Oracle Credit Corporation (“OCC”) to provide for the payment of the System Price specified in a Payment Schedule on an installment basis. The System (as defined below) is being acquired from Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). Each Payment Schedule shall specify the Software and other products and services, which items together with any upgrade, transfer, substitution, or replacement thereof, shall comprise the “System.” Each Payment Schedule shall Incorporate the terms and conditions of the PPA to form a “Contract,” and the System specified therein shall be subject to the terms and conditions of such Contract. The System shall be licensed or provided to Customer directly by Supplier pursuant to the terms of the Order and Agreement specified in the Contract. Except as provided under the Contract, Customer’s rights and remedies under the Order and Agreement, including Supplier’s warranty and refund provisions, shall not be affected.

1. PAYMENT SCHEDULE: Customer agrees to pay OCC the Payment Amounts in accordance with the Contract, with each payment due and payable on the applicable Due Date. If full payment of each Payment Amount and other amounts payable is not received by OCC within 10 days of each Due Date, Customer agrees to pay to OCC Interest on the overdue amount at the rate equal to the lesser of one and one-half percent (1.5%) per month, or the maximum amount allowed by law. Unless stated otherwise, Payment Amounts exclude any applicable sales, use, property or any other tax allocable to the System, Agreement or Contract (“Taxes”). Any amounts or any Taxes payable under the Agreement which are not added to the Payment Amounts due under the Contract are due and payable by Customer, and Customer shall remain liable for any filing obligations. Customer’s obligation to remit Payment Amounts to OCC or its assignee in accordance with the Contract is absolute, unconditional, noncancellable, independent, and shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason, including but not limited to, any termination of any Agreement, or performance of the System.

2. ASSIGNMENT: Customer hereby consents to OCC’s assignment of all or a portion of its rights and interests in and to the Contract to third-parties (“Assignee”). OCC shall provide Customer notice thereof. Customer and OCC agree that Assignee shall not, because of such assignment, assume any of OCC’s or Supplier’s obligations to Customer. Customer shall not assert against Assignee any claim, defense, counterclaim or setoff that Customer may have against OCC or Supplier. Customer waives all rights to make any claim against Assignee for any loss or damage of the System or breach of any warranty, express or implied, as to any matter whatsoever, including but not limited to the System and service performance, functionality, features, merchantability or fitness for a particular purpose, or any indirect, incidental or consequential damages or loss of business. Customer shall pay Assignee all amounts due and payable under the Contract, but shall pursue any claims under any Agreement solely against Supplier. Except when a Default occurs, neither OCC nor Assignee will interfere with Customer’s quiet enjoyment or use of the System in accordance with the Agreement’s terms and conditions.

3. DEFAULT; REMEDIES: Any of the following shall constitute a Default under the Contract: (i) Customer fails to pay when due any sums due under any Contract; (ii) Customer breaches any representation or fail to perform any obligation in any Contract, (iii) Customer materially breaches or terminates the license relating to Software; (iv) Customer defaults under a material agreement with Assignee; or (v) Customer becomes insolvent or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Customer or for a substantial part of its assets, or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against Customer.

In the event of a Default that is not cured within thirty (30) days of its occurrence, OCC may: (i) require all outstanding Payment Amounts and other sums due and scheduled to become due (discounted at the lesser of the rate in the Contract or five percent (5%) per annum simple interest) to become immediately due and payable by Customer; (ii) pursue any rights provided under the Agreement, as well as terminate all of Customer’s rights to use the System and related services, and Customer agrees to cease all use of the System; and (iii) pursue any other rights or remedies available at law or in equity. In the event OCC institutes any action for the enforcement of the collection of Payment Amounts, there shall be due from Customer, in addition to the amounts due above, all costs and expenses of such action, including reasonable attorneys’ fees. No failure or delay on the part of OCC to exercise any right or remedy hereunder shall operate as a waiver thereof, or as a waiver of any subsequent breach. All remedies are cumulative and not exclusive. Customer acknowledges that upon a default under the Contract, no party shall license, lease, transfer or use any Software in mitigation of any damages resulting from Customer’s Default.

4. CUSTOMER’S REPRESENTATIONS AND COVENANTS: Customer represents that, throughout the term of the Contract, the Contract has been duly authorized and constitutes a legal, valid, binding and enforceable agreement of Customer. Any transfer or assignment of Customer’s rights or obligations in the System, or under the Agreement or the Contract shall require OCC’s and Assignee’s prior written consent. A transfer shall include a change in majority ownership of Customer. Customer agrees to promptly execute any ancillary documents and take further actions as OCC or Assignee may reasonably request, including, but not limited to, assignment notifications, acceptance certificates, certificates of authorization, registrations, and filings. Customer agrees to provide copies of Customer’s balance sheet, income statement, and other financial reports as OCC or Assignee may reasonably request.

5. MISCELLANEOUS: The Contract shall constitute the entire agreement between Customer and OCC regarding the subject matter herein and shall supersede any inconsistent terms set forth in the Order, Agreement or any related agreements, Customer purchase orders and all prior oral and written understandings. If any provision of the Contract is invalid, such invalidity shall not affect the enforceability of the remaining terms of the Contract. Customer’s obligations under the Contract shall commence on the Effective Date specified therein. Except for payment terms specified in the Contract, Customer remains responsible for all the obligations under each Agreement. Each Payment Schedule, and any changes to a Contract or any related document, shall take effect when executed by OCC. The Contract shall be governed by the laws of the State of California and shall be deemed executed in Redwood Shores, CA as of the Contract Effective Date.

Oracle
Credit Corporation	ISV Payment Schedule

Page 1 of 1	No. 28353

Customer:	Guidance Software, Inc.

Address:	215 North Merengo Avenue

Pasadena, CA 91101

Contact:

Phone:
Order:
Agreement:

PPA No.:	dated

Executed by Customer (authorized signature):

By:	/s/ Barry Plaga

Name:	Barry Plaga

Title:	CFO

Executed by Oracle Credit Corporation:

By:

Name:

Title:

Payment Schedule Effective Date:

System:			Payment Schedule:

			Payment Amount:	Due Date:

Software:	[*****]		[*****]	Net 30

Support:	[*****]	2 years	7@ [*****]	01-Mar-09, 01-Jun-09, 01-Sep-09,

Education:				01-Dec-09, 01-Mar-10, 01-Jun-10, 01-Dec-10

Consulting:

Other:			Eight (8) payments due and payable as set forth above.

System Price:	[*****]

Transaction Specific Terms: For this Contract, the rate used in PPA Section 3, Paragraph 2, Subsection (i) shall be the lesser of the rate in the Contract or 3%.

This Payment Schedule is entered into by Customer and Oracle Credit Corporation (“OCC”) for the acquisition of the System from Oracle Corporation, an affiliate of Oracle Corporation, an alliance member/agent of Oracle Corporation or any other party providing any portion of the System (“Supplier”). This Payment Schedule incorporates by reference the terms and conditions of the above-referenced Payment Plan Agreement (“PPA”) to create a separate Contract (“Contract”). Customer is a developer of application programs or devices (together: “Application Programs”), which include an Oracle program licensed by Supplier to Customer. Customer’s distribution of the Oracle programs and services to end users is made pursuant to the terms of its Order and Agreement with Supplier. Under the Order, Customer has acquired the right to duplicate and distribute the Oracle programs used in conjunction with Customer’s Application Programs and has incurred a payment obligation to Supplier under the Order. For purposes of this Contract, Software includes the development license that Customer acquires from Supplier, and Customer’s right to duplicate and to distribute the Oracle programs, and Support are services provided by Supplier to Customer.

A. PAYMENTS: This Contract shall replace Customer’s payment obligation under the Order and Agreement to Supplier, to the extent of the System Price listed above, upon Customer’s delivery of a fully executed Order, PPA, Payment Schedule, and any other documentation required by OCC, and execution of the Contract by OCC. Customer’s payment obligation under this Contract is not affected by whether any of Customer’s Application Programs or portion of the System are distributed, any claims by Customer’s end users with respect to the System, or by any change in Customer’s relationship with Supplier, including, but not limited to, any termination of, or dispute arising under, the Order and Agreement or any related agreements, or performance of the System, or any claim(s) against Supplier. Customer represents that its payment commitment hereunder is made without any reliance on, without limitation: any participation by Supplier in the distribution or selling of the Application Programs or related services; any change in distribution rights with respect to the System from those set forth in the Order, or any exchange, return or credit or any other understandings not set forth in the Order.

Customer agrees that OCC may add the applicable Taxes due on the System Price to each Payment Amount based on the applicable tax rate invoiced by Supplier at shipment. OCC may adjust subsequent Payment Amounts to reflect any change or correction in Taxes due. If the System Price includes support fees for a support period that begins after the first support period, such future support fees and the then relevant Taxes will be paid to Supplier as invoiced in the applicable support period from the Payment Amounts received in that period. The balance of each Payment Amount, unless otherwise stated, includes a proportional amount of the remaining components of the System Price excluding such future support fees, if any.

B. SYSTEM: Upon obtaining the right to use the System pursuant to the Order, the System is accepted for purposes of Customer’s payment obligations due under this Contract, and Oracle has entered into this Contract in reliance on such acceptance. For purposes of this Contract, Customer may distribute and transfer programs to end users pursuant to the terms of its Order and Agreement. Customer agrees that if its rights to further duplicate and distribute are terminated for any reason, this shall be an additional Default. Exercise of the termination remedy pursuant to the Contract due to a Default, will end Customer’s right to duplicate and distribute the System. Customer shall be responsible for any claims from its end user. Customer agrees that any programs acquired from Supplier to replace any part of the System shall be subject to the terms of the Contract. Any claims related to the performance of any component of, or the right to duplicate and distribute, the System shall be made pursuant to the Order and Agreement. Neither OCC nor Assignee shall be responsible to Customer or to Customer’s end users for any claim or liability pertaining to any performance, actions, warranties or statements of Supplier.

C. ADMINISTRATIVE: Customer agrees that OCC or its Assignee may treat executed faxes or photocopies delivered to OCC as original documents; however, Customer agrees to deliver original signed documents if requested. Customer agrees that OCC may insert the appropriate administrative information to complete this form. OCC will provide a copy of the final Contract upon request.

[*****]	Confidential material redacted and filed separately with the Securities and Exchange Commission.